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                                                                   EXHIBIT 10.18


                            AGFA-GEVAERT DPS DIVISION
                               TRANSFER AGREEMENT





                          Entered into on May 16, 2000







                                     BETWEEN


XEIKON N.V., with registered office at Vredebaan 72, B-2640 Mortsel, Registry of Commerce of Antwerp No 265.170, ("Xeikon" or "Purchaser"), acting both on its own behalf and on behalf of the Transferee Entities (as defined in this Agreement)




                                       AND





AGFA-GEVAERT N.V., with registered office at Septestraat 27, B-2640 Mortsel, Registry of Commerce of Antwerp No 163.653 ("Agfa" or "Seller"), acting both on its own behalf and on behalf of LUITHAGEN N.V., , with registered office at Septestraat 27 B-2640 Mortsel, Registry of Commerce of Antwerp No 238.144 ("Luithagen"), as well as of the Sales Organization Companies (as defined in this Agreement)


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TABLE OF CONTENTS

1     INTERPRETATION.................................................................................4

   1.1. DEFINITIONS..................................................................................4

   1.2. CERTAIN RULES OF INTERPRETATION..............................................................7


2     TRANSFER OF ACTIVITIES.........................................................................8

   2.1. TRANSFER.....................................................................................8

   2.2. STRUCTURING OF TRANSFER......................................................................8

   2.3. DATE OF CLOSING..............................................................................9


3     SUBJECT MATTER OF TRANSFER.....................................................................9

   3.1. SUBJECT MATTER OF THE DPS DIVISION CONTRIBUTION.............................................10

   3.2. SUBJECT MATTER OF THE LUITHAGEN CONTRIBUTION................................................11

   3.3. SUBJECT MATTER OF THE SO SALE...............................................................11


4     PRICE.........................................................................................11

   4.1. DETERMINATION OF PRICE......................................................................11

   4.2. SPECIFIC ARRANGEMENTS.......................................................................13

   4.3. ISSUANCE OF XEIKON "A" SHARES...............................................................15

   4.4. CONTRIBUTION IN CASH BY AGFA TO XEIKON......................................................15

   4.5. ALLOCATION OF THE PRICE.....................................................................15


5     CONTINUED OPERATION OF DPS DIVISION AS GOING CONCERN..........................................16


6     CONDITIONS PRECEDENT TO CLOSING...............................................................17


7     CLOSING.......................................................................................18


8     FACILITATION OF TRANSITION....................................................................19


9     REPRESENTATIONS AND WARRANTIES................................................................22

   9.1   REPRESENTATIONS AND WARRANTIES OF THE SELLER...............................................22

   9.2   REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES.............................................22


10    INDEMNIFICATION...............................................................................24



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
   10.1     PRINCIPLE...............................................................................24

   10.2     PROCEDURE...............................................................................24

   10.3     SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............................................25

   10.4     LIMITATIONS.............................................................................25


11    SELLER'S ENVIRONMENTAL COVENANT...............................................................26


12    NON-COMPETITION COVENANT......................................................................26


13    STAND STILL COVENANT..........................................................................28


14.   COVENANTS OF PURCHASER........................................................................29


15    FURTHER AGREEMENTS............................................................................29

   15.1     TERMINATION OF AGREEMENTS...............................................................29

   15.2     COOPERATION.............................................................................30

   15.3     VAT REGIME OF BUILDINGS.................................................................30


16.   PRESS RELEASE AND CONFIDENTIALITY.............................................................30


17.   OTHER PROVISIONS..............................................................................30

   17.1.    ENTIRE AGREEMENT........................................................................30

   17.2.    NO ASSIGNMENT OR TRANSFER...............................................................30

   17.3.    VARIATION...............................................................................31

   17.4.    WAIVERS NOT PRESUMED....................................................................31

   17.5.    PARTIAL UNENFORCEABILITY................................................................31

   17.6.    COSTS AND EXPENDITURES..................................................................31

   17.7.    NOTICES.................................................................................31


18    GOVERNING LAW AND SUBMISSION TO ARBITRATION...................................................32




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WHEREAS:

Agfa (as well as the Agfa Group) is, inter alia, engaged in activities in connection with the research and development, manufacturing, marketing, sale and servicing of toner-based digital printing equipment and related toners and developers (the "Activities");

Xeikon (or any Transferee Entity designated by it prior to Closing) is willing to continue the Activities by acquiring all assets, equipment inventory, materials, intellectual property, customer and supplier lists, books, records, documents, tools, Goodwill, stock, employees and contracts held by Agfa and Agfa's subsidiaries and used in the context of the Activities (jointly referred to as the "DPS Assets") and Agfa is willing to transfer the Activities to Xeikon (or, for certain parts thereof, to any Transferee Entity designated by Xeikon prior to Closing);

The Parties in this Agreement are setting forth the terms pursuant to which the transfer to Xeikon (or any Transferee Entity) of the Activities (the "Transfer") will be effected;

Xeikon prior to the execution hereof performed a due diligence with respect to the Activities on the basis of information provided by Agfa; a list of the documents in the dataroom is attached to the Disclosure Letter (Exhibit 9.1.);

Xeikon when entering into this Agreement is relying on the Representations and Warranties of Agfa;

The conclusion of this Agreement has been previously approved by the board of directors of both Xeikon and Agfa; in giving such an approval, the Xeikon board has complied with the procedure provided for in Article 60bis of the Belgian Company Law.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1      INTERPRETATION

1.1.   Definitions

When used in this Agreement, and except where the context requires otherwise,

ACTIVITIES means activities in connection with the research and development, manufacturing, marketing, sale and servicing of toner-based digital printing equipment and related toners and developers;

AFFILIATE means in relation to any party any company which is for the time being directly or indirectly controlled by that party.


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For this purpose: (a) a company is directly controlled by another company, beneficially owning shares carrying the majority of voting rights of the first mentioned company; (b) a particular company is indirectly controlled by another company if a series of companies can be specified, beginning with that company, so related that each company of the series is directly controlled by one or more of the companies earlier in the series;

AGFA GROUP means Agfa as well as any of its Affiliates;

BUSINESS DAY means a day on which banks are open for business in Belgium (excluding Saturdays, Sundays and public holidays);

CLAIM means any claim, commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party, against any Party to this Agreement (including any relevant Transferee Entity or Sales Organization Company);

CLOSING means the completion of the transaction contemplated by this Agreement and the execution and delivery of all documents in connection therewith;

CLOSING DATE means the date or dates on which the Transfer contemplated by
Section 2 is completed in accordance with Section 7;

DAMAGES means (a) any costs, losses, damages or expenses (including interest that may have been paid or accrued thereon), also including fees of legal and other advisers, and/or (b) a decrease of the value of any of the transferred DPS Assets or, as the case may be, Xeikon's assets, which by reason of the fact that the actual facts or circumstances are not as they have been represented or warranted by the Party making such warranty or representation, or by reason of a breach by a Party of any of the undertakings, covenants or obligations contained in or resulting from this Agreement, have been incurred, sustained or paid;

DISCLOSURE LETTER means the letter of the same date as this Agreement from Agfa to Xeikon, annexed to this Agreement as Exhibit 9.1.;

DPS ASSETS means all assets, equipment inventory, materials, intellectual property, customer and supplier lists, books, records, documents, tools, Goodwill, stock, employees and contracts held by Agfa and Agfa's subsidiaries and used in the context of the Activities;

DPS DIVISION means the division of Agfa that conducts the Activities;

DPS DIVISION CONTRIBUTION means the contribution of the DPS Division as per
Section 2.2 (a) hereof;

DPS EMPLOYEES means the employees as set out in Exhibit 3.1.(c)/1 who at the time of the Execution of this Agreement are principally assigned to the Activities;


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ENCUMBRANCE means any claim, charge, mortgage, security, servitude, lien, option, right of pre-emption or first refusal, power of sale or hypothecation, right of use, or lease or rent of any kind whatsoever;

EXECUTION means the signing by the Purchaser and the Seller of this Agreement;

EXECUTION DATE means the date on which the Purchaser and the Seller sign this Agreement;

GOODWILL shall mean the customer base and reputation developed by the Agfa Group in connection with the Activities, all information relating to existing, prior and prospective customers as well as the notoriety of the trademarks and tradenames assigned to Xeikon or any relevant Transferee Entity by virtue of this Agreement;

INDEMNIFIED PARTY means the Party that is entitled to indemnification under this Agreement;

INDEMNIFYING PARTY means the Party that has to indemnify the Indemnified Party under this Agreement;

INDEMNIFICATION NOTICE means the notice provided by the Indemnified Party to the Indemnifying Party in accordance with Article 10 hereof, in the event the Indemnified Party believes being entitled to indemnification under this Agreement;

INTELLECTUAL PROPERTY means all intellectual property rights used by the Agfa Group in connection with the Activities, i.e. all trademarks and rights of use in trademarks as mentioned in Section I of Exhibit 3.1.(a), all patents and patent applications as mentioned in Section II of Exhibit 3.1.(a), the know how as mentioned in Section III of Exhibit 3.1.(a), all copyrights as described in
Section IV of Exhibit 3.1.(a), all design rights as set out in Section V of
Exhibit 3.1.(a), all domain names and web server content as mentioned in Section VI of Exhibit 3.1.(a), and all rights under licensing or other agreements as mentioned in Section VII of Exhibit 3.1.(a);

INVENTORY means the raw materials, spare parts, consumables, work in process and finished products related to the Activities as well as digital printing presses;

LUITHAGEN CONTRIBUTION means the transfer by Luithagen N.V. of any DPS-related real estate (as referred to in Section 3.2) to Xeikon by way of contribution in kind against shares;

MATERIAL ADVERSE EFFECT means a substantial negative impact on the business, operations, assets and liabilities, and results (profit or loss) of the Activities (considered as a whole);

PARTIES means Xeikon and Agfa;

PURCHASER means Xeikon;



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REPRESENTATIONS AND WARRANTIES means the warranties and representations set out in Schedule 9 and Section 9.2 of this Agreement and REPRESENTATION AND/OR WARRANTY means any one of them;

RIGHT TO RETURN ARRANGEMENT means the agreement entered into between Agfa and certain labor unions on 18 February 2000 of which the details are set out in
Exhibit 3.1.(c)/2;

SALES ORGANIZATION COMPANIES means the entities set out in Exhibit 2.1./1, other than Agfa, that currently conduct part of the Activities;

SELLERS shall be deemed to jointly refer to Agfa, Luithagen and each of the Sales Organization Companies;

SO SALE means the transfer, by the Sales Organization Companies, of all DPS Assets held or used by each of the Sales Organization Companies (except for Goodwill, fixed assets and digital printing presses) which will be sold to Xeikon or a Transferee Entity, either at Closing or as soon as possible thereafter, at a date mutually agreed between the Parties but in no event later than September 30, 2000;

TAXES means any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, and all interest, penalties or similar liabilities with respect thereto;

TRANSFER means the transfer to Xeikon (or any Transferee Entity) of the Activities;

TRANSFEREE ENTITIES means the entities set out in Exhibit 2.1./2 to which part of the DPS Assets can be transferred pursuant to the SO Sale.

The index, captions and headings are for convenience only and shall not define, limit or affect the scope, intent, construction or interpretation of this Agreement or any provision hereof.

1.2.   Certain rules of interpretation

The Schedules, Exhibits and other annexes to this Agreement form an integral part of this Agreement and references to this Agreement shall include any of its Schedules, Exhibits and other annexes and references to Sections, Schedules and Exhibits shall refer to Sections of and Schedules and Exhibits to this Agreement.

The words "herein", "hereof", "hereunder", "hereby", "hereto", "herewith" and words of similar import shall refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision.

The words "include", "includes", "including" and all forms and derivations thereof shall mean including but not limited to.

Words of the singular number shall include correlative words of the plural number and vice versa.


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Unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels, Belgium time as in effect on such day and references to a "day" shall mean a Business Day.

2      TRANSFER OF ACTIVITIES

2.1.   Transfer

Agfa agrees to transfer to Xeikon, subject to the terms and conditions of this Agreement, the Activities (the "Transfer").

Xeikon in this connection acknowledges and agrees that part of the Activities currently is carried on by entities other than Agfa; Exhibit 2.1./1 sets forth a list of those entities (the "Sales Organization Companies"). It is contemplated that, pursuant to Section 2.2, the Sales Organization Companies will transfer certain DPS Assets directly to Xeikon.

Xeikon shall have the right to opt for certain DPS Assets to be transferred either at Closing or as soon as possible thereafter, at a date mutually agreed between the Parties but in no event later than September 30, 2000, to one or more entities set out in Exhibit 2.1./2 and designated by Xeikon on or prior to the Closing (the "Transferee Entities"). If such option is exercised, it is agreed that the relevant Transferee Entity shall acquire, with retroactive effect, all rights and obligations of Xeikon under this Agreement, provided, however, that Xeikon (a) shall remain jointly liable for any obligations by such Transferee Entity on account of the transfer of DPS Assets and (b) shall continue to exercise, on behalf and for the account of the Transferee Entity, all rights under this Agreement, including rights to indemnification.

By signing this Agreement, Agfa undertakes ("maakt zich sterk") that each of the Sales Organization Companies will in fact effect the above-mentioned transfer of certain DPS Assets either to Xeikon or to any Transferee Entity at the terms and conditions of this Agreement. Agfa acknowledges that the punctual and proper completion of such transfer is of the essence to Xeikon. Agfa accepts that Xeikon will be entitled to demand interim measures and/or penalty payments in order to enforce such completion by way of injunctive relief.

2.2.   Structuring of Transfer

It is agreed that the Activities will be transferred to Xeikon as follows:

(a) The transfer of the DPS Assets held or used by Agfa in connection with the Activities (hereafter referred to as the "DPS Division Contribution") shall take the form of a contribution by Agfa to Xeikon of a division ("inbreng van een bedrijfstak") in accordance with Articles 174/54 et seq. of the Belgian Company Law. In this connection, Agfa undertakes to acquire, prior to Closing, from each Sales Organisation Company, all Goodwill, fixed assets and digital printing presses; held by that Sales Organisation Company and to subsequently transfer those portions of the



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    Activities, as part of the DPS Division Contribution, to Xeikon. A copy of the contribution proposition ("inbrengvoorstel") referred to in Article 174/56 of the Belgian Company Law is attached as Exhibit 2.2.(a). Both Agfa and Xeikon undertake that this document shall be filed, in accordance with
    Article 174/56 of the Belgian Company Law, with the Antwerp Court of Commerce within three Business Days from Execution.

(b) In addition, Agfa shall cause Luithagen. to transfer any DPS-related real estate (as referred to in Section 3.2) to Xeikon by way of contribution in kind against shares (hereafter referred to as the "Luithagen Contribution").

    Moreover, Agfa (or the relevant Transferring Entity) hereby grants to Xeikon a purchase option on land, as specifically marked in Exhibit 3.1.(d)/1, exercisable at a price of 1,100 Belgian francs per square meter during a period of two years starting from the Execution hereof. If this purchase option expires without being exercised, Xeikon will have a right of first refusal on the same land or part thereof in case of a good faith offer from a third party, that Agfa is willing to accept.

(c) In addition, Agfa shall cause the Sales Organization Companies to engage in the SO Sale. The SO Sale will be implemented on a country by country basis and pursuant to separate agreements that shall, to any extent practicable, be consistent with the terms of this Agreement. However, the Parties acknowledge that the various national laws that may be applicable as well as business necessities, may require changes to the existing arrangements so as to avoid adverse consequences for either of the Parties. Accordingly, it is agreed that in the context of the SO Sale adaptations to the existing arrangements may have to be discussed, provided that these adaptations will be consistent with the balance of the rights and obligations between the Parties in this Agreement.

    2.3. Date of Closing

    Xeikon and Agfa shall, subject to the satisfaction or waiver of all Conditions Precedent set out in Section 6, effectuate the Transfer and take all other actions set out in Section 7 as soon as reasonably practicable and legally permissible after the Execution. Agfa acknowledges that an expeditious Closing is of the essence to Xeikon.

3      SUBJECT MATTER OF TRANSFER

Agfa shall transfer or cause to be transferred to Xeikon (or, in the case of the subject matter of Section 3.3 at Xeikon's option, to a Transferee Entity) all DPS Assets, which include, without limitation, the items set out below.


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3.1.   Subject Matter of the DPS Division Contribution

(a) all Intellectual Property, defined in Exhibit 3.1.(a), in accordance with the principles set out therein;

(b) all supplier contracts relating to the Activities, provided that Agfa shall ensure that Xeikon is not required to assume or continue supplier contracts that entail commitments at conditions (including conditions relative to duration) that significantly deviate from standard market conditions;

(c) the DPS Employees that are employees of Agfa; Agfa shall cause the aforementioned employees to transfer to Xeikon, provided that Xeikon acknowledges that all such employees (as well as the employees of Agfa-Gevaert Belgium N.V.) have, should their employment with Xeikon be terminated other than on urgent grounds ("dringende reden"), a right (which may be waived by the relevant employee prior to or after Closing) to apply for the resumption of their employment with Agfa in accordance with the the "Right to Return Arrangement";

(d) certain real estate located in Heultje (Westerlo) and used or held by the Agfa Group (with the exception of Luithagen N.V.) in connection with the Activities, and as identified on Exhibit 3.1.(d)/1, including a specifically marked strip of land linking the land and buildings transferred to Xeikon to the Fabrieksstraat, subject to a right of way in the form of an easement ("erfdienstbaarheid") to the Fabrieksstraat to the benefit of Agfa;

(e) all furniture, tools, equipment and fixed assets of whatever nature (with the exception of items that are to be considered real property by reason of incorporation - "onroerend door incorporatie") exclusively used by Agfa in connection with the Activities or not exclusively used by Agfa in connection with the Activities, but necessary for the continuation of the Activities as currently conducted and not enumerated in Exhibit 3.1(e); provided that Agfa in accordance with the Agreement referred to in
       Section 8.3 will be given the possibility to continue to use the items referred to in Exhibit 3.1(e) (last page)

(f) all rights, permits, authorisations, premiums and subsidies held by the Agfa Group with respect to the Activities, to the fullest extent permitted by law; provided that Xeikon undertakes, with respect to the Heultje plant, to maintain employment at current levels (i.e. 18 employees) for a period expiring on February 1, 2003; (g) all customer contracts, provided that Agfa shall procure the right for Xeikon to renegotiate any existing contracts that entail supply commitments at conditions (including conditions relative to duration) that significantly deviate from standard market conditions, and further provided that Xeikon (and any Transferee Entity) shall endeavour to uphold such customer service levels as not to hinder the collection of receivables by Agfa (or any Sales Organisation Company);


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(h)    all Goodwill of Agfa in relation to the Activities, to such effect that
       Xeikon shall be, after Closing, the sole party having the right, without territorial limitation, to represent itself as carrying on the Activities in succession to the Agfa Group;

(i) all the Inventory used by Agfa in connection with the Activities provided that this will only include raw materials that are reasonably deemed by Xeikon to be fit for production of marketable products;

(j) for the avoidance of doubt, the DPS Division as contributed by Agfa will also comprise the fixed assets, Goodwill and Inventory acquired by Agfa from the Sales Organization Companies prior to Closing.

3.2.   Subject Matter of the Luithagen Contribution

Luithagen shall contribute to Xeikon certain land located in Heultje and used by the Agfa Group in connection with the Activities (as indicated on Exhibit 3.2./1). Part of the building known as "Gebouw nr. 653" and the land on which that building has been erected will be leased by Luithagen to Xeikon for a period of three years subject to earlier termination by Xeikon against a one-time lease fee (not including costs) of Euro 0,03 and subject to a lease agreement with customary provisions, a draft (prepared by Agfa) is attached as
Exhibit 3.2./2; the Parties acknowledge that the contribution by Luithagen of the aforementioned land will require a delineation ("afpaling") of certain tracts of land ("percelen").

3.3.   Subject Matter of the SO Sale

(a) Agfa shall cause each of the Sales Organization Companies to transfer to Xeikon or to a Transferee Entity identified by Xeikon all DPS Assets that are held or used by such Sales Organization Companies in connection with the Activities (except for Goodwill, fixed assets and digital printing engines), provided that no real estate used or held by the Sales Organization Companies in connection with the Activities, will be transferred to Xeikon.

(b) Agfa also shall cause each of the Sales Organisation Companies to comply with the various obligations referred to in Section 3.1, as applicable, mutatis mutandis, to the SO sale.

4      PRICE

4.1.   Determination of Price

        The Transfer is agreed against the following consideration (together the "Price"):

4.1.1. Consideration for the DPS Division Contribution


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       The consideration for the DPS Division Contribution will consist of:

       (i)    1,322,974 newly issued Xeikon "A" shares ; and

       (ii) an additional number of newly issued Xeikon "A" shares to be paid for the aggregate of the value of the Inventory that is acquired by Xeikon as part of the DPS Division Contribution, whereby every 48,790 Xeikon "A" shares shall be considered to represent a value of Euro 1 million; the value of which shall be determined in accordance with the following rules :

          - finished products (other than printing presses), work-in-process, consumables, spare parts and raw materials: at production cost or, in the case of items acquired from third parties, at acquisition cost (to be increased with reasonably incurred transport and import costs in case of items physically located at the Sales Organisation Companies);

          - 16 digital printing presses (unused and new) and 35 digital printing presses (unused and obsolete or used) as set out in
              Exhibit 4.1.1 for an aggregate value of EUR 2,450,000, provided that, in the case of a transaction relating to one or more of these presses that has occurred prior to Closing with the consent of Xeikon, the contribution of the relevant printing press will be replaced by the contribution of the transaction consideration net of direct transaction costs, either in cash or in the form of a receivable on the relevant customer.

       On the basis of the items included on the Opening Balance Sheet, it is currently estimated that this will give rise to the issuance of 323,902 Xeikon "A" shares; this number will be adjusted on the basis of the reciprocal ("tegensprekelijke") pre-closing audit to be conducted in accordance with the following procedure.

       The pre-closing audit will relate to a draft statement prepared by Agfa of its Inventory as per 9 June 2000; that draft statement will be communicated to Xeikon's auditors at the latest on 15 June 2000. The audit carried out by Xeikon's auditors will not affect Xeikon's rights under the Representations and Warranties as set out in Schedule 9 to this Agreement. Immediately upon Closing, a further reciprocal Closing audit shall be carried out to ascertain any changes in the Inventory during the period from 9 June through the date of the Closing whereby movements within the Inventory will be subject to the substitution principle: any increases in raw materials, work-in-process or finished goods (other than digital printing presses) will be valued in accordance with the principles set out in Section 4.1.1, but any such increase will be set off against receivables relating to the sale of such products during the period from 9 June through the date of the Closing. Adjustments resulting from any changes during the aforementioned period will be settled in cash between the Parties as soon as practicable after Closing.


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4.1.2. Consideration for the Luithagen Contribution

        The consideration for the Luithagen Contribution will consist of 19,001 newly issued Xeikon "A" shares.

4.1.3. The consideration for the SO Sale

        The consideration for the SO Sale shall consist of an amount in cash equal to the agreed upon value (as per section 4.1.1 (ii)) of the Inventory sold by any Sales Organisation Company

4.1.4. Limitation on number of new Xeikon "A" shares to be issued

       It is understood and agreed that the aggregate number of Xeikon "A" shares held (whether directly or beneficially) by the Agfa Group immediately after Closing (whether or not as a result of the issuance contemplated by this Section 4) shall not exceed 25.5% of the number of Xeikon "A" shares representing the fully diluted capital of Xeikon upon completion of the capital increase that is decided in connection with the Transfer. For the purpose of computing the preceding number, "fully diluted capital" shall be deemed to refer to Xeikon "A" shares (a) that have been issued, (b) that may be issued pursuant to the exercise of warrants that have not yet been created but the creation of which has been approved by the board of directors of Xeikon at the time of Closing (and Xeikon represents that the board of directors prior to the Execution hereof has approved the creation of warrants entitling the holders thereof to subscribe for an aggregate of approximately 265,000 "A" shares).

       Consequently, if the shares of which the issuance is envisaged in accordance with Section 4.1.1 or 4.1.2, would result in the crossing of the limit of this 25.5% shareholding, then Parties shall immediately confer in order to adapt their arrangements, with a view to causing one or more of the Sales Organisation Companies to transfer their digital printing presses to Xeikon for cash

4.2.   Specific arrangements

(a)    Invoices between Agfa and Xeikon

       All invoices between Agfa and Xeikon, insofar as they primarily relate to the Activities, will be netted as soon as practicable after Closing and the difference will be paid or credited by the relevant party to an account designated for such purpose by the other party.

(b)    Agfa Group repurchase obligations


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       Xeikon (or any Transferee Entity) will assume the repurchase obligations that have been assumed by the Agfa Group in connection with capital leases of Chromapress equipment (as listed in Exhibit 4.2.(b)), it being understood that Xeikon's (and any Transferee Entity's) aggregate liability (defined as the difference between (a) any amounts payable by Xeikon (or the Transferee Entity) in the event of default by the lessee and (b) the actual revenue received by Xeikon (or the Transferee Entity) upon the resale of the relevant equipment) will not exceed Euro 2 million.

       Agfa will fully and upon first demand indemnify Xeikon for any amounts in excess of the aforementioned threshold, provided that this undertaking shall only apply with respect to liabilities that result from agreements that within a period of one year from the Closing have been reasonably identified by Xeikon as likely to result in repurchase obligations.

(c)    Specific claims

       It is expressly agreed that the Price has been determined on the basis that (with the sole exception of the Agfa Group repurchase obligations referred to above and the pension obligations referred to in Section 4.2(d)) no obligations or liabilities in connection with the Activities and relating to the period prior to Closing will be assumed by Xeikon or a Transferee Entity. Accordingly, Agfa will fully reimburse Xeikon (or any Transferee Entity) for all Damages incurred by Xeikon (or any Transferee Entity) pursuant to any Claim not provided for on the Opening Balance Sheet and that is made in connection with:

       (i) any obligations or liabilities that are incumbent on, or are assumed by, Xeikon subsequent to the Closing Date, to the extent such obligations or liabilities relate to any consideration that has been received or invoiced by any company of the Agfa Group prior to the Closing Date (including but not limited to rebates payable under the Agfa Chromapress 2000 Toner Rebate Program); and

       (ii) any liabilities, claims, damages and expenses that are incurred by Xeikon or any Transferee Entity in connection with the Activities as transferred and relating to any periods prior to Closing, except to the extent that such liabilities, losses, claims, costs, damages or expenses are attributable to any breach of a representation, warranty or covenant undertaken by Xeikon under this Agreement. For the avoidance of doubt, such liabilities shall not include liabilities relating to the period subsequent to Closing (a) in connection with the Xeikon Transferred DPS Employees, and (b) in connection with any contract that is transferred, including service and warranty obligations (notwithstanding the assumption of repurchase obligations mentioned above).

       Agfa shall effect such reimbursements upon first demand to an account designated for that purpose by Xeikon (or any Transferee Entity).

       Without prejudice to any liabilities that might arise under Sections 9 and 10 hereof, Xeikon shall indemnify and hold harmless Agfa against any liabilities, losses, claims, costs, damages or expenses that are incurred by Agfa or any Sales Organization Company in connection with the Activities as acquired from Agfa and that relate to any periods following Closing, except to the extent that such liabilities, losses, claims, costs, damages or expenses are attributable to any breach of a representation, warranty or covenant undertaken by the Seller under this Agreement, or to the extent that they relate to any consideration that has been received or invoiced by any company of the Agfa Group prior to the Closing Date.

(d)    Salaries, emoluments and pension benefits

       All salaries and other emoluments relating to the DPS Employees shall be borne by the Agfa Group up to the Closing Date and all necessary apportionments shall be made. In addition, on the Closing Date or as soon as practicable thereafter Agfa and/or the Agfa pension fund shall ensure
       (a) that all pension liabilities towards the DPS Employees shall be fully covered on a projected basis on that date and that sufficient assets shall be transferred (with effect as of the Closing Date) to a pension plan designated by Xeikon (with respect to DPS Employees whose pension rights are insured by third parties, similar actions will be taken), and
       (b) that the pro-rated part through the Closing Date of the vacation pay ("vakantiegeld") and the year-end bonus ("eindejaarspremie") will be transferred in cash to Xeikon or to the relevant Transferee Entity.

       Pension liabilities for the DPS Employees shall be calculated according to the methodology set out in IAS Statement No. 19 (revised) (provided that the benefits valued shall be retirement benefits, death in service benefits and post retirement benefits) and on the basis of the assumptions set out in Exhibit 4.2 (d).

4.3.   Issuance of Xeikon "A" shares

       The Closing shall coincide with a Xeikon special shareholders' meeting at which it is proposed to approve the issuance of the Xeikon "A" shares in connection with the DPS Division Contribution and the Luithagen Contribution.

4.4.   Contribution in cash by Agfa to Xeikon

       Insofar as the arrangements set forth in this Section 4 result in the payment of any cash to Agfa, Parties shall discuss the possibility of contributing such amount in cash by Agfa to Xeikon in return for the issuance of Xeikon "A" Shares.

4.5.   Allocation of the Price

       For the avoidance of doubt, Parties hereby confirm that the allocation of the Price, as provided for in this Section 4, will not have any effect in connection with any indemnification that may be due by Agfa (or any Sales Organisation Company) to Xeikon (or any Transferee Entity).

5      CONTINUED OPERATION OF DPS DIVISION AS GOING CONCERN

5.1    Agfa during the period from the Execution hereof through the Closing
       Date shall (and shall cause all Sales Organization Companies to) continue to operate the Activities in the normal course of business, as a going concern and with a view to fully preserving the value thereof.

5.2 Agfa undertakes (both for its own account and for the account of the Sales Organization Companies), until Closing, not to proceed, without the prior written approval of Xeikon, such approval not to be unreasonably withheld, with the execution of any material contracts or with the assumption of any material commitments other than in the normal course of business and in accordance with past practice. In this context Agfa undertakes not to enter into leasing arrangements related to the Activities with customers that cannot reasonably be considered creditworthy. Agfa furthermore undertakes to notify Xeikon forthwith of any events or circumstances that reasonably may be expected to have a Material Adverse Effect. Agfa also undertakes that, prior to Closing, none of the digital printing presses referred to in Section 4.1.1 will be sold, leased or Encumbered without the prior written approval of Xeikon. Finally, Agfa undertakes to apply for an "Article 442bis W.I.B." certificate with a validity period that includes the Closing Date.

5.3 Agfa from the Execution of this Agreement and through Closing shall cooperate in good faith (and shall cause its Affiliates, employees and agents to cooperate in good faith) with Xeikon (as well as with Xeikon's Affiliates, employees and agents) with a view to permitting Xeikon to prepare itself in optimal conditions to continue the Activities as of the Closing Date.

5.4 From the Execution hereof and through Closing, Agfa and Xeikon will consult with each other with respect to and will coordinate their marketing and commercial efforts in connection with the Activities allowing Xeikon to present itself as Agfa's successor in this respect (including but not limited to the presence on DRUPA 2000 in accordance with the principles set out in letters exchanged between Messrs. A. Buts and W. Van Leuven dated April 28, 2000 and May 2, 2000.

5.5 Immediately upon the Execution hereof, a designated Transferee Entity will have the right to freely contact DPS Employees currently employed by designated Sales Organisation Companies, and to offer those DPS Employees employment at conditions equivalent to their current employment conditions, provided that such an employment offer is made subject to the condition precedent of Closing.

6      CONDITIONS PRECEDENT TO CLOSING

6.1 The completion of the transactions set out in this Agreement is subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions:

       - approval of the issuance, by a special shareholders' meeting of Xeikon, of the shares referred to in Section 4.1.1;

       - the delivery by OVAM, of a "bodemattest" and any other approvals necessary to enable the transfer to Xeikon of any real estate referred to in Section 3;

       - the delivery of a registered letter by Agfa to the competent authority in relation to the investment subsidy granted to it (dossier G 95 00585), notifying the mentioned authority of the integration of the DPS Division into Xeikon;

       - no preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, or by any governmental or regulatory body, nor shall any statute, rule regulation or executive order have been promulgated or enacted by any governmental authority which prevents the consummation of the transactions contemplated in this Agreement.

6.2 The Purchaser (or any Transferee Entity) shall not be obliged (a) to complete the transfer of any DPS Asset unless the transfer of all DPS Assets is completed in accordance with this Agreement or (b) to complete the DPS Division Contribution unless the Luithagen Contribution is completed simultaneously, and vice versa.

6.3 Both Parties shall make all reasonable efforts to achieve satisfaction of the Conditions Precedent as soon as possible. Notwithstanding article 1179 of the Civil Code, the satisfaction of the Conditions Precedent shall have no retroactive effect.

6.4 Failing satisfaction of any of the Conditions Precedent, the Parties shall cooperate in good faith with a view to the expeditious satisfaction thereof, where necessary by altering the terms of this Agreement in a manner that respects the balance between the Parties' rights and obligations as set out in this Agreement.

6.5 The Parties confirm that they have jointly determined that the conclusion of this Agreement, the consummation of any of the transactions contemplated hereby or the Closing is not subject to prior approval by or notification to any competition authority.

6.6 It is agreed that (a) Xeikon, in its discretion, shall have no obligation to proceed with Closing if Xeikon discovers any fact or circumstance which was unknown to (and reasonably could not have been known to) Xeikon at the time of the conclusion of this Agreement, where such fact or circumstance reasonably may be expected to have a Material Adverse Effect and (b) Agfa, in its discretion, shall have no obligation to proceed with Closing if Agfa discovers any fact or circumstance which was unknown to (and reasonably could not have been known to) Agfa at the time of the conclusion of this Agreement, where such fact or circumstance reasonably may be expected to have a Material Adverse Effect on the business and affairs of Xeikon; for the avoidance of doubt, variations in the Xeikon share trading price that may not reasonably be considered to result from a Material Adverse Effect on the business and affairs of Xeikon shall not trigger the aforementioned right.

6.7 It also is agreed that Agfa shall, with respect to the period up to Closing, promptly after becoming aware thereof notify Xeikon of any facts or circumstances that are outside of control of the Agfa Group and that constitute a breach of one or more representations or warranties or result in any representations no longer being true and complete, where such facts or circumstances reasonably may be expected to have a Material Adverse Effect. In the event such notice is given, and where the conditions for giving such notice are satisfied, the Parties shall immediately confer in good faith with a view to agreeing on an adjustment of the consideration referred to in Section 4.1. If the Parties, in spite of having made all good faith efforts, fail to agree on such an adjustment, Xeikon shall have the option (a) not to proceed with Closing or (b) proceed with Closing, provided that in the latter case the facts and circumstances so notified by Agfa shall be considered to be disclosed.

6.8 The same procedure as set out in the preceding paragraph applies in case of an update made by Agfa between the Execution and Closing Date of those representations and warranties of the Seller with respect to Intellectual Property (Section 4 of Schedule 9) which were made subject to the best of Sellers' knowledge, provided that Agfa shall be entitled to make such an update only if and to the extent that it consists of facts or circumstances dating from after the Execution and being outside of the control of the Agfa Group.

7      CLOSING

7.1 The completion of the transaction contemplated by this Agreement and the execution and delivery of all documents in connection therewith (the "Closing") shall take place in the offices of Xeikon in Mortsel at 10:00 AM on the Closing Date.

7.2    At Closing, the following actions shall be taken:

       - Agfa shall deliver to Xeikon a certificate signed by two Agfa directors and certifying that the representations and warranties set out in Schedule 9 and Section 9.2 are true and correct as of the Closing Date, and that Agfa has performed and complied with all other obligations under this Agreement to the extent required as of the Closing Date.

       - Xeikon shall deliver to Agfa a certificate signed by two Xeikon directors and certifying that the representations and warranties set out in Section 9.2 are true and correct as of the Closing Date, and that Xeikon has performed and complied with all other obligations under this Agreement to the extent required as of the Closing Date.

       - A special Xeikon shareholder meeting will be held before a notary designated by Xeikon, during which it will be proposed to the Xeikon shareholders to approve the issuance of the new "A" shares referred to in Section 4 to Agfa and Luithagen, respectively.

       - Conditional upon approval by the Xeikon special shareholder meeting, the newly issued shares will be recorded in the Xeikon share registry and countersigned by Agfa.

       - to any extent practicable, the execution of the contracts relating to the completion of the SO Sale;

       - such other actions as may be necessary or appropriate to complete the arrangements contemplated hereby.

7.3. Agfa covenants and undertakes to assume all costs relating to the transport, packaging, insurance and delivery to a location identified by Xeikon (or, if requested by Xeikon, destruction) of the printing presses referred to in Section 4.1.1.

8      FACILITATION OF TRANSITION

8.1 The Seller covenants and undertakes to make all reasonable efforts upon due consultation with the Purchaser (both internally and in contacts with customers, suppliers or other relevant parties) (a) to ensure that the Activities continue in the normal course of business and without interruption, both prior to and for a reasonable period of time after Closing, and that Xeikon or the relevant Transferee Entity will obtain the full benefit of the Activities, and (b) to ensure the smooth transition, to Xeikon or to the relevant Transferee Entity, of all DPS Assets (and in particular Intellectual Property, customers and employees) that are the subject of the Transfer and shall execute such documents and take such other steps (or procure other parties to do so) as are necessary or appropriate for vesting in Xeikon or any relevant Transferee Entity all its rights and interests in the DPS Assets (including any security interests) and for transferring to Xeikon or any relevant Transferee Entity all administrative or other licenses, permits, certificates, consents, approvals and authorizations held by the Sellers in connection with the Activities.

8.2 A number of minimum arrangements in this respect will be detailed in accordance with the principles set out in Section 8 after the Execution of this Agreement. Such arrangements will be laid down in Exhibit 8.2 to this Agreement prior to Closing.

8.3 With respect to assets held or used by the Agfa Group in connection with the Activities, but not transferred (e.g. real estate), the Sellers shall grant Xeikon and any relevant Transferee Entity the right to use such assets prior to the relocation of the transferred DPS Assets (e.g. employees).

8.4 The Seller shall cause to be delivered, as soon as reasonably practicable, to Xeikon or to any relevant Transferee Entity:

          - such documents as are required to complete the Transfer of the DPS Assets and vest title to these DPS Assets in Xeikon or any relevant Transferee Entity;

          - all books of account, payroll records, income records, stock and other records, information relating to the Activities (including but not limited to documentation and information relating to customers and suppliers, and including in any event a list of all the customers of the Agfa Group in connection with the Activities during the last two years, a list of purchasers to which outstanding quotations have been given and a list of unfulfilled orders as at the Closing Date), relevant computer programs (including, where available, the source codes thereof) and other books, documents and information which relate to the Activities, so as to enable Xeikon or any relevant Transferee Entity to fully continue, as of Closing, the Activities as presently conducted without any interruption;

          - all designs and drawings, plans, instructional and promotional material, sales publications, advertising materials, terms and conditions of sale and other technical material and sales matter which relate to the Activities, together with any plates, blocks, negatives and similar material relating to them;

          - a list of sales distributors, identifying sales by units and the territory served during the last twelve months, and copies of all the current agreements with the distributors;

          - the originals or, where not practicable, true and complete copies of all taxation and social contribution certificates, returns, records, correspondence and other documents relating to the Activities;

          - all other deeds, agreements, records, books, or documents which are necessary or appropriate to continue, as of Closing, the Activities as presently conducted without any interruption.

8.5 Xeikon as well as any Transferee Entity in connection with the Activities shall have the right to continue using Agfa trademarks and tradenames that are not being transferred for a period of six months as from Closing.

8.6 The Sellers shall discontinue as soon as practicable the use of any trademarks and/or tradenames relating to the Activities except with a view to facilitating transition in accordance with this Section 8.

8.7 Agfa undertakes (both on its own behalf and on behalf of each of the Sales Organization Companies) that it shall proceed with or cooperate with respect to any formalities that may be required to transfer any DPS Assets that are not automatically transferred.

8.8 Both Parties shall make all reasonable efforts to ensure that, with respect to any agreement or commitment with third parties to which the Sellers are a party or by which they or any of their assets may be bound, the relevant third party agrees to the assignment by the relevant company of the Agfa Group to Xeikon (or any relevant Transferee Entity) of such agreement or commitment.

8.9 With respect to agreements and commitments with third parties to which the Sellers are a party or by which they or any of their assets may be bound and which Xeikon or any relevant Transferee Entity in accordance with this Agreement or with applicable law is willing or required to continue, in the event one or more third parties are unwilling or unable to continue such an agreement or commitment vis-a-vis Xeikon or any Transferee Entity, Agfa to any extent feasible shall conclude arrangements with Xeikon or any relevant Transferee Entity aimed at passing on to Xeikon or any relevant Transferee Entity the economic benefit and burden of the relevant agreements and commitments.

8.10 The Seller undertakes to promptly refer to Xeikon or any relevant Transferee Entity all enquiries relating to the Activities and assign to Xeikon or any relevant Transferee Entity all orders relating to the Activities which they may receive after Closing.

8.11 Until and up to the completion of the transfer by each Sales Organization Company (including any transition arrangements made with each Sales Organization Company in that respect), Agfa shall cause each Sales Organisation Company to act as a bonus pater familias and to continue to operate its Activities in the normal course of business and without interruption, as a going concern and with a view to fully preserving the value thereof and transfering the full benefit to Xeikon or any relevant Transferee Entity.

       As consideration for the services by a Sales Organization Company in accordance with the preceding paragraph, a commission of 3% of the net turnover of such Sales Organization Company for the period between Closing and the date of the completion of the transfer by each Sales Organization Company shall be due by Xeikon.

       Moreover, Agfa shall prepare in a careful and professional manner profit & loss accounts for each Sales Organization Company, giving a true and fair view of the results (profits or losses) of the Activities as conducted by each Sales Organization Company during the period indicated thereon, in a format and methodology identical to the format and methodology of the profit & loss accounts made available during due diligence. Any profits shall be payable to, and any losses due by, Xeikon.

       Any payments that may be due pursuant to the foregoing paragraphs shall be made at the time of completion of the relevant SO Sale to an account designated by Agfa or Xeikon as the case may be.

9      REPRESENTATIONS AND WARRANTIES

9.1    Representations and Warranties of the Seller

The Seller represents and warrants to the Purchaser that the Representations and Warranties as attached here as Schedule 9.1. are true and correct on the date of the Execution of this Agreement and on the Closing Date, save as set out in the Dislosure Letter. Xeikon enters into this Agreement in reliance on these Representations and Warranties.

Agfa makes the Representations and Warranties with respect to the Activities as a whole, including the Representations and Warranties with respect to the portion of the Activities that is conducted by the Sales Organizations.

These Representations and Warranties shall apply notwithstanding Xeikon's due diligence and without prejudice to common law, shall be deemed to be made on and as of the date of the Execution hereof and again on and as of the Closing Date, and shall survive the Closing for the purpose of enabling the Purchaser to make indemnification claims.

It is agreed that, where the application of the provisions of Section 4.2 ("Specific Arrangements") would lead to a different result than the application of the provisions of the Representations and Warranties (as qualified by the Disclosure Schedule), only the provisions of Section 4.2 shall be applied.

9.2    Representations and Warranties of both Parties

       The Seller respectively the Purchaser represent and warrant that :

- The Seller respectively the Purchaser is in every respect duly incorporated and registered and validly existing for an indefinite duration under the laws of their respective jurisdictions.

- The Seller respectively the Purchaser has full corporate power, capacity and authority to enter into this Agreement and to perform and consummate the transactions contemplated therein.

- The execution and delivery of this Agreement has been duly authorized by the board of directors of the Seller respectively the Purchaser and no further corporate action is required. All persons who execute this Agreement and all attachments, schedules, and other documents (including but not limited to the Disclosure Letter) delivered on behalf of the Sellers respectively the Purchaser have been duly authorized by all necessary corporate action of the Seller respectively the Purchaser.

- This Agreement is valid and binding upon the Seller respectively the Purchaser and enforceable in accordance with its terms by the Purchaser respectively the Seller.

- Parties have full corporate power, capacity and authority to own their assets and to carry on their business as currently conducted, and said business has been conducted at all times in conformity with their respective articles of association and all applicable laws and regulations.

- Parties are duly qualified to do business in each jurisdiction in which the properties owned or leased by them or the operation of their business requires such qualification.

- No action or petition is pending or, to the best of their knowledge, threatened, and no order is passed to declare any of the Parties bankrupt, nor has any of the Parties filed or commenced any proceeding for judicial or extra-judicial arrangement or settlement with their respective creditors nor is there any moratorium, liquidation or receivership procedure pending or, to the best of their knowledge, threatened against them. The Parties have not stopped payment nor (except as contemplated by this Agreement) ceased to carry on business, nor are they insolvent, nor are they confronted with any of the conditions for bankruptcy, liquidation or administration or a similar institution under their respective jurisdictions.

- Save as disclosed in the Disclosure Letter, no consent, approval or notification or any other action or forbearance by any person under any (oral or written) agreement, instrument or other document to which the Sellers respectively the Purchaser are a party or by which the Sellers respectively the Purchaser are bound, or under any law, regulation, court decision or arbitral award (including European or national competition law) is required prior or after both the conclusion and the performance of this Agreement or the consummation of the transactions contemplated hereby.

- The conclusion and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not : (i) contravene or conflict with the articles of association of or any other agreement concluded by the Sellers respectively the Purchaser, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree which are binding upon or applicable to the Sellers, the Activities or any DPS Assets, or the Purchaser, (iii) constitute a default under or give rise to any right of modification, termination, or acceleration of any right or obligation of the Sellers or the Purchaser under any (oral or written) agreement or other instrument binding upon the Sellers or the Purchaser, (iv) constitute an infringement on any license, permit or other similar authorization held by the Sellers or the Purchaser, or (v) result in the creation or imposition of any Encumbrance on any DPS Asset of the Sellers.

10     INDEMNIFICATION

10.1   Principle

Agfa or, as the case may be, Xeikon (the "Indemnifying Party") undertakes to indemnify and hold harmless Xeikon (or, at Xeikon's election, the Transferee Entity or Entities), or, as the case may be, Agfa (the "Indemnified Party"), with respect to any Damages arising out of or in connection with any representations, warranties, covenants or obligations made or assumed by Agfa or Xeikon, as the case may be, under this Agreement for an amount equal to the amount of such Damages.

10.2   Procedure

The Indemnified Party in the event it believes being entitled to indemnification under this agreement shall provide the Indemnifying Party with a notice (the "Indemnification Notice") that sets out in reasonable detail the circumstances or events that in its opinion give rise to indemnification by the Indemnifying Party, as well as (on the basis of the then existing situation and the then available information) a good faith estimate of the Damages.

If the Indemnification Notice has not been contested by the Indemnifying Party within sixty (60) Business Days as of the Indemnification Notice, the Indemnifying Party shall be deemed to have irrevocably accepted the indemnification claim and shall be obliged to pay the amount claimed by the Indemnified Party within ten (10) Business Days to an account designated for such purpose by the Indemnified Party.

In case the indemnification claim is contested in accordance with the provisions of this Article, the Indemnifying and Indemnified Party shall in good faith confer with a view to reaching an agreement on the indemnificatin claim, during a period of forty (40) Business Days. If no agreement has been reached after such forty (40) Business Days, the indemnification claim shall be settled by the arbitration procedure referred to in Section 18.

In case an indemnification claim is brought by a third party, including by reason of actions of a tax administration or social administrations, against the Indemnified Party, the Indemnified Party shall (without prejudice to its right to take all measures that it deems necessary or appropriate to protect its interests) give notice thereof to the Indemnifying Party. The Indemnified Party shall defend all indemnification claims brought by a third party, but shall consult with the Indemnifying Party on a reasonable basis with respect to issues of such defense (subject to the Indemnifying Party not unduly delaying such defense), and shall not settle any such indemnification claim or acquiesce in any interim or definitive judgment without the Indemnifying Party's approval (which shall not unreasonably be withheld or delayed).

Any payments under this Section 10 shall be made without set-off or counterclaim, and shall be free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, and all interest, penalties or similar liabilities with respect thereto ("Taxes"). If any Taxes are required by law to be deducted or withheld in connection with any such payment, the Indemnifying Party will increase the amount paid so that the full amount of such payment is received by the Indemnified Party as if no such deduction or withholding had been made.

10.3   Survival of Representations and Warranties

The Representations and Warranties of the Parties shall survive the Closing for the purpose of this Section 10. No Indemnification Notices may be given under this Section 10 after a period of two years from the Closing Date, provided that
(a) Indemnification Notices relating to a breach of any Representations and Warranties that relate to the Seller's title to any real property may be made until the expiration of a period ending two months after receipt of any indemnification claims relating to the relevant real property; (b) Indemnification Notices relating to taxation and social security matters may be made until the expiration of a period ending two months after the date on which the applicable statutes of limitation have tolled and (c) Indemnification Notices relating to a breach of the Representations and Warranties laid down in
Section 4.3 of Schedule 9 may be made during a three-year period from the Closing Date insofar as they relate to the research and development projects enumerated in Exhibit 10.3.

10.4   Limitations

The Parties shall have no liability under this Section 10 for any Damages of less than Euro 30,000, provided that if Damages exceed Euro 30,000, the relevant Party shall be liable for the entire amount of the Damages and not merely for the amount exceeding Euro 30,000. In addition, it is agreed that the Parties shall have no liability under this Section 10 except if the cumulative amounts of all Damages reaches Euro 300,000.

In any event, the Parties' liability under this Section 10 for any Damages resulting from a breach of any of the Representations and Warranties as set out in Schedule 9.1 and Section 9.2 of this Agreement shall be capped at one third (1/3) of the aggregate of (a) the total number of shares issued under this Agreement multiplied by Euro 20,5 and (b) any cash paid under this Agreement to the Agfa Group.

In order to compute the aforementioned thresholds, it is agreed that Damages arising out of identical issues shall be taken together to determine whether such threshold is exceeded and that, with respect to Damages relating to taxation and social security matters, each additional assessment shall be taken as a single claim although such assessment may relate to different issues, and several additional assessments shall also be taken as a single claim to the extent they relate to identical matters.

For the avoidance of doubt, Parties agree that these limitations shall not apply in the case of a breach of the convenants or undertakings assumed under Section 12 of this Agreement.

11     SELLER'S ENVIRONMENTAL COVENANT

11.1. Agfa has discussed the condition of the soil, subsoil and groundwater of the DPS-related real estate in detail with the competent authority (Openbare Afvalstoffenmaatschappij voor het Vlaamse Gewest (OVAM)).

       As a result of these discussions, Agfa has applied for a specific certificate (bodemattest) from this authority. Moreover, Agfa has undertaken a unilateral, irrevocable and unconditional commitment to conduct a clean-up action and, in general, to respect all obligations deriving from applicable laws and regulations (bodemsaneringsdecreet) and has obtained a valid and binding bank guarantee to cover its obligations in this respect, in accordance with a cost estimate prepared by an authorised expert (Environmental Resources Management N.V.).

       Xeikon acknowledges the right of Agfa to conduct such a clean-up action, provided that such a clean-up action is organised in a manner that will not disrupt or unduly hinder the continuity of Xeikon's business activities.

       Agfa is fully responsible for the timely and succesful initiation and completion of the clean-up action and, in general, the observance of all obligations deriving from the above-mentioned applicable laws and regulations and referenced on the "bodemattest" and shall hold Xeikon fully harmless for any Claims addressed against Xeikon in this respect.

12     NON-COMPETITION COVENANT

12.1 Agfa covenants and undertakes (and Agfa shall cause this covenant and undertaking to be complied with by all Sales Organization Companies as well as by its Affiliates), that it will not, whether directly or indirectly, whether remunerated or not, whether itself or through agents, Affiliates, group companies, intermediaries, joint ventures, alliances, or as a director, manager, shareholder of any entities or as a subcontractor or in any other way:

       (i) for a period of three years commencing on the first Business Day after Closing, in any of the countries where the Activities are carried on, carry on or be interested in a business (other than a passive investment not exceeding 10% of the capital of any entity) that directly or indirectly competes with the Activities as continued by Xeikon and/or by any of the Transferee Entities;

       (ii) use or divulge any Confidential Information (as such term is defined in the Non-Disclosure Agreement signed between the Parties on December 16, 1999) that relates to the Activities or the DPS Division; this undertaking of confidentiality moreover shall be applicable to every item of information that a reasonable person would or should consider to be confidential, even if such confidential character does not result from the aforementioned Non-Disclosure Agreement;

       (iii) starting on the Execution Date hereof and for a period ending three years after Closing, solicit or entice away (or endeavor to solicit or to entice away) from or, except with the prior approval of Purchaser or in accordance with the Right to Return Arrangement, employ any individuals who at the time of solicitation, enticement or employment attempt thereof are a director, employee or consultant of Xeikon or any of its Affiliates or of any Transferee Entity (except if fired or terminated by Xeikon) or; specifically in relation to the Right to Return Arrangement, Agfa undertakes that it shall not encourage or, to the extent permissible under law, permit, any individual that has made use of the Right to Return Arrangement to seek or accept employment with a company that competes with Xeikon, whether at the present time or at the time at which such employment is sought or accepted;

       (iv) for a period of three years commencing on the first Business Day after Closing, in relation to any business activity which Sellers are precluded from carrying on pursuant to this Section 12, solicit, entice away or endeavor to entice away from Xeikon or any relevant Transferee Entity any person, firm, company or other organization which currently is or was at any time during a period of six months preceding the Closing Date a customer or supplier of the Sellers in connection with the Activities.

12.2 In case the Seller breaches any of the covenants or undertakings assumed by it under this Section 12, then it shall forfeit to the benefit of Xeikon at first demand, with respect to each instance of breach, a lump-sum indemnity of Euro 60,000, to be increased by Euro 2,000 for each day, or part thereof, that such breach continues after the third day after receipt of the notification of such breach, without prejudice to Purchaser's right to prove the existence of higher damages or to seek specific performance or injunctive relief in respect of such breach.

12.3   In the event Xeikon believes being entitled to indemnification under this
       Section 12 of the Agreement, it shall provide Agfa with a notice that sets out in reasonable detail the circumstances or events that in its opinion give rise to indemnification under this Section 12.

       Upon reception of the notice, the Parties shall confer in good faith with a view to reaching an agreement on such claim. If no agreement has been reached after forty (40) Business Days, the claim shall be settled by the arbitration procedure referred to in Section 18.

12.4 Seller acknowledges that any breach of any of the covenants or undertakings assumed by it on behalf of the Agfa Group under this Section 12 may result in serious and irreparable damage to Xeikon and/or the Transferee Entities for which it is appropriate to seek, on an urgent basis, injunctive relief as well as specific performance.

12.5 The restrictions contained in this Section 12 are considered reasonable by the Parties; but, in the event that any such restriction shall be found to be void but would be valid if part of it were deleted or reduced in scope, that restriction shall apply with such deletion or reduction as may be necessary to make it valid and enforceable.

13     STAND STILL COVENANT

13.1 Agfa (acting both on its own behalf and on behalf of each of its Affiliates) hereby undertakes not to increase, whether directly or indirectly, whether itself or through agents, Affiliates, group companies, intermediaries, joint ventures, alliances, or as a director, manager, shareholder of any entities or in any other way, during a period expiring one year after Closing, the ownership or control of Xeikon shares (or of any securities convertible in Xeikon shares) in excess of an amount equal to the sum of (a) the amount of Xeikon shares held, directly or indirectly, by companies of the Agfa Group as of the Execution Date of this Agreement (and Agfa represents that the Agfa Group holds an aggregate of 5,882,300 Xeikon "A" shares), and (b) the number of Xeikon shares that will be issued to the Agfa Group in accordance with this Agreement.

13.2 Any infringement of this undertaking shall give rise to Agfa forfeiting at first demand by Xeikon, to the benefit of Xeikon, liquidated damages in an amount equal to the average per share trading price in the month preceding the relevant infringement, per share that has been acquired in violation of this commitment.

13.3 Furthermore, Agfa undertakes to hold Xeikon harmless against any Claims by third party shareholders from Xeikon, in consideration of Agfa's violation of this commitment.

13.4. Agfa also shall cause Luithagen to retain for a period of three years after Closing any shares received by Luithagen in connection with the Luithagen contribution.

14.    COVENANTS OF PURCHASER

14.1. Xeikon covenants that all DPS Employees shall transfer to Xeikon (or any Transferee Entity) at employment conditions that in the aggregate are equivalent to their current employment conditions.

14.2. Xeikon covenants that the Xeikon Transferred DPS Employees whose principal place of employment is located outside Belgium in a country where Xeikon has at present no affiliate will not experience any disadvantage in their employment conditions due to the fact that Xeikon has at present no affiliate in such country.

15     FURTHER AGREEMENTS

15.1   Termination of Agreements

Subject to the occurrence of Closing, the Parties hereby consent to the termination, as of the Closing Date, without liability for either party, of all agreements previously concluded between Xeikon (or any Affiliate of Xeikon) and Agfa (or any Affiliate of Agfa) and that relate to the activities of the DPS Division, such as (i) the Purchase & Supply Agreement Toner and Developer dated 15 June 1992, the Amendment Purchase & Supply Agreement Toner and Developer dated September 1994, the Purchase & Supply Agreement Toner and Developer dated January 1996; (ii) the Engine Agreement dated March 1994, the Engine Agreement dated February 1996; (iii) the "Beginselakkoord" dated April 1997 and the March 1998 Eagle Agreement; (iv) the "Witte Toner" Agreement dated 1 February 1999; and (v) the T&D Framework Agreement dated 1999.

Subject to the occurrence of Closing, the Parties (both on their own behalf and on behalf of any of their Affiliates) hereby mutually, immediately and irrevocably release and renounce all claims (including but not limited to warranty claims, but excluding claims for payment of invoices) under or in connection with the aforementioned agreements.

With respect to the matters previously governed by the March 1998 Eagle Agreement, Parties agree that Agfa will be entitled to receive from Xeikon, with respect to Xeikon sales in the years 2002, 2003 and 2004, to a per-unit royalty of Euro 1,500 with respect to all Eagle Units sold in those calendar years in which Xeikon sells more than 500 Eagle Units. Agfa hereby undertakes a commitment for a seven-year guaranteed supply, to Xeikon, of Eagle laser modules or, in case Agfa decides to discontinue its manufacturing of such modules, a commitment to transfer to Xeikon a non-exclusive, royalty-free license (with the right to sublicense manufacturing) to all of Agfa's Intellectual Property and know how relating to such modules as well as all process documentation, and shall also, on a best efforts basis, assist Xeikon in identifying third parties that are able to continue the manufacturing of such modules so as to allow Xeikon to continue the sale of such modules.

15.2   Cooperation

The Parties acknowledge that certain exchange and notification of information or other actions may be required from time to time with respect to this Agreement even after the Closing Date. The Parties and their respective representatives shall use their reasonable efforts to cooperate with one another in the expeditious completion of all such notifications and actions required.

15.3   VAT Regime of Buildings

To the extent it would appear that one or more of the buildings to be transferred would be considered as "new" for VAT purposes, the Parties agree to make such transfer under application of the VAT regime.

16.    PRESS RELEASE AND CONFIDENTIALITY

Both Parties agree that the arrangements set forth in this Agreement shall be the subject of jointly approved press releases along the terms set forth in
Exhibit 16.1. which shall be made public by each of the parties upon the execution hereof.

Both parties acknowledge that their shares are traded on one or more regulated markets and undertake (both on their own behalf and on behalf of each of their Affiliates) not to disclose any information with respect to the terms of this Agreement, except as required by applicable law or a court or administrative decision and subject to the publication of the aforementioned press releases.

17.    OTHER PROVISIONS

17.1.  Entire Agreement

This Agreement together with all of its annexes contains the entire Agreement of the Parties relating to the subject matter hereof and supersedes all overall statements and prior writings with respect hereto.

17.2.  No assignment or transfer

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal successors. No party may, directly or indirectly, assign or transfer this Agreement or any right, obligation or interest therein in whole or in part without the prior written consent of the other parties, except as provided herein.

17.3.  Variation

No variation or amendment of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.

17.4.  Waivers not presumed

No failure or delay on the part of the Parties in exercising in whole or in part any right under this Agreement, shall operate as a waiver of, or impair, any such right, the further exercise thereof, or the exercise of any other right. No waiver shall be effective unless given in writing in accordance with the notice provisions of this Agreement.

17.5.  Partial unenforceability

Any non-essential provision of this Agreement which is prohibited or unenforceable in any respect in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability, without affecting, impairing or invalidating the remaining provisions of this Agreement or the enforceability thereof. The parties shall use their best efforts to replace the invalid provision by a provision that achieves the original intent of the parties to the fullest extent possible, while respecting to any possible extent the balance of the Parties' rights and obligations.

17.6.  Costs and expenditures

The Seller and the Purchaser shall be responsible for all costs and expenditures they incur in connection with the negotiation, conclusion and implementation of this Agreement. Neither Xeikon nor the DPS Division shall bear any fees or expenses of external counsel or advisors of the Seller.

17.7.  Notices

Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent :

In the case of the Sellers to Agfa-Gevaert N.V. at :

  Septestraat 27, 2640 Mortsel

  Fax: + 32.3.444.7228
  Attention: Francis Delwiche


In the case of the Purchaser to Xeikon N.V. at :

 Vredebaan 72, 2640 Mortsel

 Fax: +32.3.443.1309
 Attention: Alfons Buts
or to such other address as the addressee may from time to time have notified for the purpose of this Section 17.

Any such notice or other communication shall be delivered by hand or sent by courier or registered mail. If sent by hand or by courier or registered mail such notice or communication shall conclusively be deemed to have been given or served at the time of receipt by the addressee. A copy of all notices shall be sent, in the same way and at the same time as the original notice is sent, to the person specified above.

18     GOVERNING LAW AND SUBMISSION TO ARBITRATION

This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with Belgian law.

Any disputes that may arise between the Parties in connection with this Agreement shall be settled by way of Cepina arbitration. The arbitral tribunal shall be composed of three arbiters. The place of arbitration shall be Brussels and the proceedings shall be conducted in the English language.

This Agreement has been duly executed by the Parties on May 16, 2000 in Mortsel, in two original counterparts, each party by executing this Agreement acknowledging having received one original. Agfa hereby authorizes Ms. Annick Eeckloo and/or Mr. Serge Ruysseveldt, and Xeikon authorizes Ms. Dominique Van Audenrode and/or Mr. Frederic Hinnekens to initial any Exhibits on their respective behalf.



FOR AND ON BEHALF OF XEIKON N.V.          FOR AND ON BEHALF OF AGFA GEVAERT N.V.





------------------------                  ------------------------

Alfons Buts                               Andre Bergen

Managing Director                         Managing Director




------------------------                  ------------------------

Jan Van Daele                             Dr. Klaus Seeger

Director                                  Managing Director

                                LISTS OF EXHIBITS

1)  Exhibit 2.1./1 :  list of the Agfa DPS Sales Organization Companies

2)  Exhibit 2.1./2 :  list of Transferee Entities

3)  Exhibit 2.2.(a) : copy of the contribution proposition

4)  Exhibit 3.1.(a) : Intellectual Property Rights

5)  Exhibit 3.1.(c)/1 : list of DPS Employees

6)  Exhibit 3.1.(c)/2 : copy of the Right to Return Arrangement

7)  Exhibit 3.1.(d)/1 : drawing of real estate used in Heultje in connection with the DPS Activities transferred to Xeikon (including purchase option)

8)  Exhibit 3.1.(d)/2 : drawing of the right of way (erfdienstbaarheid) for Agfa

9)  Exhibit 3.1.(e):  list of shared assets

10) Exhibit 3.2./1:   list of contribution of land by Luithagen

11) Exhibit 3.2./2:   Agfa draft of lease arrangement for building G 653 and ware houses

12) Exhibit 4.1.1:    list of 51 digital printing presses forming part of the Inventory of the Agfa Group as per 30 April 2000

13) Exhibit 4.2.(b) : overview leasing contracts DPS

14) Exhibit 4.2.(d) : list of parameters to calculate the pension liabilities for the transferred DPS Employees

15) Exhibit 8.2. :    list of transition arrangements, annexed after execution of the

                      Transfer Agreement

16) Exhibit 9.1. :    Disclosure Letter (including an index of the documents of the dataroom)

17) Exhibit 9.2. :    pro forma opening balance sheet per April 30, 2000

18) Exhibit 10.3. :   list of R & D projects

19) Exhibit 16.1.:    draft press releases